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CONTACT:                         -OR-             INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                           The Equity Group Inc.
Robert K. Lifton                                  Adam Prior      (212) 836-9606
Chairman & CEO                                    Devin Sullivan  (212) 836-9608
(212) 935-8484

                              FOR IMMEDIATE RELEASE

  MEDIS TECHNOLOGIES LTD. SHIPS 200 POWER PACKS TO GENERAL DYNAMICS C4 SYSTEMS
       FOR TESTING IN PREPARATION FOR INITIATION OF COMMERCIAL PRODUCTION

New York, NY - January 31, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it has shipped 200 fuel cell Power Pack products to General Dynamics C4 Systems for testing in preparation for delivery of commercial units to its customer base. The aim of this program is to determine the products' response to a broad range of very rigorous tests relating to its ability to meet other military and civilian specifications. Medis plans to deliver an additional 100 Power Packs to its contract manufacturer Celestica in the next few weeks for a parallel testing program.

"This delivery to General Dynamics meets a very important milestone in our program as we ready our Power Packs for introduction into the consumer markets," said Robert K. Lifton, Chairman & CEO of Medis Technologies. "We already have received a gratifying reaction from potential customers to this product with major retail store and other sales outlets having advised us of their desire to participate in our consumer product launch in the second half of this year. Now, we want to ensure that the product we put in the market meets the very high standards we have set for it. We expect this intense testing program to push the Power Packs to their limits and provide us with the feedback as to any area where improvement may be required. After we have responded to these tests we plan to embark on a testing program with Underwriter Laboratories and other certifying agencies. When we are fully satisfied that our product meets all of these demanding tests, we plan to offer several thousand Power Pack products at minimal or no cost to selected mobile operators, OEMs, distributors and other outlets for their own use and, where appropriate, the use of their customers. At the same time, we will present Power Packs to 1,000 of the world's `Power
Elite'; those influential individuals who are senior figures in world governments, in the telecommunications industry, OEMs in the field of portable devices, leaders in consumer related companies and in the media who help mold public opinion. Later in the year, we plan to start deliveries in larger quantities of many thousands of units to our retail customers for the consumer product launch. As we have previously noted we look for all this activity to build a demand for our Power Packs as they come off the fully automated line which will be managed by Celestica and capable of 1.5 million units a month when fully operational.

I want to congratulate the Medis team on being the first to create and deliver in such quantities a commercial fuel cell product for the consumer market. We are looking forward to the balance of 2006 with great anticipation as this exciting program moves forward."


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Medis Technologies Ltd.
January 31, 2006

Mr. Lifton continued, "This afternoon I will have the opportunity to speak at the United Nations at a press briefing about a UN supported conference to be held starting April 1, in Muscat, Oman, titled `The World Summit on Innovation and Entrepreneurship: A Better Generation in the Making.' I am honored to be an invited speaker at this prestigious conference sponsored by Cisco, PepsiCo, Microsoft, Computer Associates and Hewlett Packard, among others, where leaders from Fortune 500 companies, finance ministries, research institutions and UN agencies will gather. Of course, I will be speaking with considerable pride both at the briefing and at the conference, itself, about Medis' innovations in fuel cells with our Power Pack product and in helping to fight cancer and other diseases with our CellScan.

Last week, Medis had the honor of being only one of three companies selected to present at the Merrill Lynch Investment Partners Energy Conference in London. Over 150 attendees had the opportunity to see our fully operational Power Packs charging a whole array of portable devices, including BlackBerrys, ipods, the SONY Portable Playstation, the i-mate, and a variety of cell phones including the Razr. On February 1st, we will be presenting at the Brean Murray, Carret & Co. Small Cap Institutional Investor Conference in New York City, and will also be presenting at two conferences in New York City in May, the Merriman, Curhan Ford & Co. Next-Generation Energy conference on May 15th, and the Jefferies Group, Inc. Clean Tech & Alternative Energy Conference on May 16th. At each of those conferences we will be demonstrating the capabilities of our fully operational Power Pack."

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.
Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.